                                                                    EXHIBIT 99.1

                              (MACKINAC FINANCIAL LOGO)


FOR IMMEDIATE RELEASE                        CONTACT:   Paul D. Tobias
November 16, 2006                                       Mackinac Financial
                                                        (248) 290-5901

          MACKINAC FINANCIAL CORPORATION ANNOUNCES SLATE OF PROMOTIONS

MANISTIQUE, MICHIGAN -- Paul D. Tobias, Chairman and CEO of Mackinac Financial Corporation ("MFNC") and Chairman of mBank, a subsidiary of MFNC, has announced the promotion of Kelly W. George to President and Chief Executive Officer of mBank and President of MFNC, saying, "Kelly's promotion reflects the Board of Directors' confidence in his managing the strategic growth initiatives of the mBank organization."

         Since August 2005, Mr. George has served in the capacity of President of mBank. Previously, he was mBank's Executive Vice President and Chief Lending Officer. Mr. George joined North Country Bank and Trust (n/k/a mBank) in September 2003. He provided leadership throughout all lending areas of the bank to improve its loan portfolio and credit risk management systems. Following the successful turnaround and subsequent $30 million recapitalization of the bank in December 2004, Mr. George was promoted to Executive Vice President in April 2005.

         Mr. Tobias also announced the promotion of Eliot R. Stark to Vice Chairman of mBank as well as of Mackinac Financial Corporation, and of Ernie R. Krueger as Chief Financial Officer of mBank and of Mackinac Financial Corporation. In these roles, Mr. Stark will focus on the development of the Oakland County market and on Mackinac Financial Corporation strategy. Mr. Krueger will be responsible for managing all financial functions of MFNC and mBank, including asset/liability management, regulatory and SEC reporting, budgeting and financial forecasting.

         Mackinac Financial Corporation is a registered bank holding company which owns mBank. The Bank has 13 offices: nine in the Upper Peninsula and four in Lower Michigan. The Company's banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as checking and savings accounts, time deposits, interest bearing transaction accounts, safe deposit facilities, real estate mortgage lending, and direct and indirect consumer financing.



                                       ###